Exhibit 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 17, 2006 relating to the consolidated financial statements of Velocity Asset Management, Inc. and Subsidiaries as of and for the years ended December 31, 2005 and 2004 in the Registration Statement on Form SB-2 filed pursuant to Rule 462(b) and the related Prospectus of Velocity Asset Management, Inc., dated May 15, 2006, for the registration of shares of its preferred stock.



/s/ Cowan, Gunteski & Co., P.A.


Toms River, NJ
May 15, 2006